Financial presentation to accompany management transcript Q4 FY20

Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share, consolidated net sales growth, Walmart U.S. eCommerce net sales growth, Walmart International net sales growth, consolidated operating income, effective tax rate, capital expenditures, and expense leverage for the fiscal year ending January 31, 2021, comparable sales (excluding fuel) for Walmart U.S. and Sam's Club for the 52 weeks ending January 31, 2021, Walmart pickup and delivery locations and number of new units. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; changes in the credit ratings assigned to our commercial paper and debt securities by credit rating agencies; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident- related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; consumer enrollment in health and drug insurance programs and such programs' reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States. Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the presentations. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the presentation are as of the date of this meeting. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted EPS, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Fiscal 2021 full year guidance The following guidance reflects the company’s expectations for fiscal year 2021. Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape remain generally consistent. The company continues to monitor the events in Chile and the Coronavirus outbreak and has not included any potential financial effects in its assumptions. Additionally, the guidance assumes no further change in fair value of the Company's equity investment in JD.com. Metric FY21 Guidance Consolidated net sales growth Around 3% in constant currency • Walmart U.S.: at least +2.5%, excluding fuel Comp sales growth • Sam's Club: minus 50 bps, excluding fuel and at least +3.0%, excluding fuel and tobacco Walmart U.S. eCommerce net sales growth Around 30% Walmart International net sales growth Around 4% in constant currency Consolidated expense leverage1 Around 20 basis points 2 Similar to EPS growth with Walmart U.S. operating income growth near the upper-end of the growth Consolidated operating income rate range Effective tax rate 25% to 26% 3 EPS $5.00 to $5.15, up 1.5% to 4.5% compared with FY20 adjusted EPS Capital expenditures Around $11 billion with a focus on store remodels, customer initiatives, eCommerce, technology and supply chain 1 Expense leverage to be around 40 basis points as compared with fiscal 2020 reported results. 2 The fiscal 2021 Walmart U.S. and consolidated operating income growth is expected to be higher when compared to fiscal 2020 reported operating income. 3 Fiscal 2021 EPS expected to decline about 1% to 4% as compared with fiscal 2020 GAAP EPS primarily as a result of the fair value change in the Company's equity investment in JD.com recorded in fiscal 2020. 3

# Walmart Inc.

| (Amounts in millions, except per share data) | Q4 | $ Δ[1] | % Δ[1] | YTD | $ Δ[1] | % Δ[1] |
|---|---|---|---|---|---|---|
| Total revenue | $ 141,671 | $ 2,878 | 2.1 % | $ 523,964 | $ 9,559 | 1.9 % |
| Total revenue, constant currency[2] | 141,658 | 2,865 | 2.1 % | 528,133 | 13,728 | 2.7 % |
| Net sales | 140,608 | 2,865 | 2.1 % | 519,926 | 9,597 | 1.9 % |
| Net sales, constant currency[2] | 140,596 | 2,853 | 2.1 % | 524,063 | 13,734 | 2.7 % |
| Membership & other income | 1,063 | 13 | 1.2 % | 4,038 | (38) | (0.9)% |
| Operating income | 5,322 | (745) | (12.3)% | 20,568 | (1,389) | (6.3)% |
| Operating income, constant currency[2] | 5,297 | (770) | (12.7)% | 20,688 | (1,269) | (5.8)% |
| Adjusted operating income, constant currency[2] | 5,842 | (222) | (3.7)% | 21,531 | (425) | (1.9)% |
| Interest expense, net | 611 | 6 | 1.0 % | 2,410 | 281 | 13.2 % |
| Other (gains) and losses[3] | (962) | (760) | 376.2 % | (1,958) | (10,326) | (123.4)% |
| Consolidated net income attributable to Walmart | 4,141 | 454 | 12.3 % | 14,881 | 8,211 | 123.1 % |
| EPS | 1.45 | 0.18 | 14.2 % | 5.19 | 2.93 | 129.6 % |
| Adjusted EPS[2] | 1.38 | (0.03) | (2.2)% | 4.93 | 0.02 | 0.4 % |

[1] Change versus prior year comparable period.

[2] See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

[3] Other gains and losses YTD change is primarily the result of a pre-tax non-recurring loss in FY19 of $4.8 billion on the sale of the majority stake in Walmart Brazil and a $1.9B pre-tax increase in the market value of our investment in JD.com in FY20 compared to a $3.5 billion pre-tax decrease in FY19.

4

Walmart Inc. Q4 bps Δ1 YTD bps Δ1 Gross profit rate 23.4% (47) bps 24.1% (40) bps Operating expenses as a percentage of net sales2 20.3% 14 bps 20.9% (8) bps Effective tax rate3 24.3% (837) bps 24.4% (1,293) bps Debt to total capitalization4 NP NP 42.2% (230) bps Return on assets5 NP NP 6.7% 330 bps Return on investment5 NP NP 13.4% (80) bps 1 Basis points change versus prior year comparable period. 2 Excluding the impact of discrete items in Q4 and YTD (which contributed 39 basis points of deleverage for the fourth quarter and 16 basis points of deleverage year to date), we would have delivered 25 basis points of leverage for the fourth quarter and 24 basis points of leverage year to date. 3 The effective tax rate for the year to date period decreased when compared to the prior comparable period primarily due to the loss on sale of a majority stake in Walmart Brazil in the prior fiscal year. 4 Debt to total capitalization calculated as of January 31, 2020. Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long- term finance lease obligations. Total capitalization includes debt and total Walmart shareholders' equity. 5 Calculated for the fiscal year ended January 31, 2020. For ROI, see reconciliations at the end of presentation regarding non-GAAP financial measures. NP = not provided 5

Walmart Inc. 1 1 (Amounts in millions) Q4 $ Δ % Δ Receivables, net $ 6,284 $ 1 0.0% Inventories 44,435 166 0.4% Accounts payable 46,973 (87) (0.2)% 1 Change versus prior year comparable period. 6

Walmart Inc. 1 (Amounts in millions) YTD $ Δ Operating cash flow $ 25,255 $ (2,498) Capital expenditures 10,705 361 Free cash flow2 $ 14,550 (2,859) 1 1 (Amounts in millions) Q4% Δ YTD % Δ Dividends $ 1,504 (0.4)% $ 6,049 (0.9)% Share repurchases3 888 (72.7)% 5,717 (22.8)% Total $ 2,392 (49.7)% $ 11,766 (12.9)% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $5.7 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 7 54 million shares in fiscal 2020.

# Walmart U.S.

| (Amounts in millions) | Q4 | Δ[1] | YTD | Δ[1] |
|---|---|---|---|---|
| Net sales | $92,271 | 1.9% | $341,004 | 2.8% |
| Comparable sales[2,3] | 1.9% | NP | 2.8% | NP |
| • Comp transactions[4] | 1.0% | NP | NP | NP |
| • Comp ticket[4] | 0.9% | NP | NP | NP |
| eCommerce impact[3] | ~210 bps | NP | NP | NP |
| Gross profit rate | Decrease | (34) bps | Decrease | (14) bps |
| Operating expense rate[5] | Increase | 40 bps | Decrease | (4) bps |
| Operating income | $4,403 | -12.7% | $17,380 | 0.0% |
| Adjusted operating income[6] | $4,853 | -3.8% | $17,830 | 2.6% |

[1] Change versus prior year comparable period.

[2] The retail sales calendar for the year ended January 31, 2020 included 53 weeks. As such, fiscal year 2020 comparable store sales are for the 14-week period and 53-week period ended January 31, 2020, and excludes fuel. For comparability, prior year comparable store sales were revised to reflect the 14-week and 53-week periods ended February 1, 2019 instead of the previously reported 13-week and 52 week periods ended January 25, 2019.

[3] The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition.

[4] Beginning with the first quarter of FY20, we updated our definition of traffic as a component of comparable sales to be all sales transactions in our stores as well as for eCommerce. Traffic is now called transactions. For comparability, we revised this metric for FY19 and have provided a quarterly summary on our website at http://www.stock.walmart.com.

[5] Excluding the impact of discrete items in Q4 and YTD (which contributed 49 basis points of deleverage for the fourth quarter and 13 basis points of deleverage year to date), we would have delivered 9 basis points of leverage for the fourth quarter and 17 basis points of leverage year to date.

[6] See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

Walmart
Save money. Live better.

NP - Not provided

8

Walmart U.S. - quarterly financial highlights Sales • Comp sales1 increased 1.9%, with comp transactions up 1.0% and comp ticket higher by 0.9%. E-commerce sales grew 35% and contributed approximately 210 basis points to segment comp sales growth. Online grocery was a meaningful contributor to eCommerce growth. • On a two-year stacked basis, comp sales1 were up 6.0%, marking growth by at least six percent for six of the last seven quarters. • Strength in grocery, health & wellness, home and electronics was partially offset by softness in toys, media & gaming and apparel during December. Also, comp sales reflect a 50 basis point headwind from lapping last year's SNAP benefit (adjusted for the 53rd week). Gross profit rate • Gross profit rate was down 34 basis points. Continued price investments and the growing mix of eCommerce pressured gross profit rate but were partially offset by lower supply chain costs. The eCommerce team delivered gross profit rate improvement year over year. Expenses • Operating expenses deleveraged 40 basis points on a reported basis, but would have leveraged 9 basis points on an adjusted basis. Both stores and eCommerce teams delivered underlying expense leverage. Physical stores leveraged expenses for the 12th consecutive quarter due to strong productivity improvements. This was partially offset by the growing mix of eCommerce in the segment. • Results included an approximate $450 million discrete business restructuring charge and an approximate $75 million legal matter. Inventory • Comp store inventory was up 1.2% and total inventory was about flat vs. last year on net sales growth of 1.9%. We feel good about the quality of our inventory position as we enter the new fiscal year. Format growth • We had a net opening of 1 Supercenter and remodeled nearly 80 stores. For FY20, we remodeled nearly 500 stores. • As of Q4, we had about 3,200 grocery pickup locations, more than 1,600 stores with same-day grocery delivery and about 1,500 pickup towers. 1 The retail sales calendar for the quarter ended January 31, 2020 included 14 weeks. As such, comparable store sales are for the 14-week period January 31, 2020, and excludes fuel. For comparability, prior year comparable store sales were revised to reflect the 14-week period ended February 1, 2019 instead of the previously 9 reported 13-week period ended January 25, 2019.

Walmart U.S. - quarterly merchandise highlights Category Comp Comments Food and consumables sales trends were strong despite a headwind from lapping last year's SNAP benefit. Grocery sales on a two-year stacked basis were among the best in the past 10 years. Increased Grocery1 + low single-digit value, including higher penetration of private brands, along with our expanded omnichannel offering contributed to strength. Price investments led to modest food deflation while consumables' inflation increased modestly versus last year. Pharmacy comp sales benefited from branded drug inflation and an Health & wellness + mid single-digit active flu season. In addition, we had strong growth in 90-day script counts. Home, electronics and seasonal categories performed well, but were General more than offset by softer U.S. store sales in toys, media & gaming 2 slight decrease and apparel. We believe the compressed holiday season, softer toy merchandise industry sales, a lack of newness in gaming, and some assortment challenges in apparel contributed to the decline. 1 Includes food and consumables. 2 General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal. 10

Walmart International Constant Constant 1 1 (Amounts in millions) Reported currency Reported currency Q4 Δ2 Q4 Δ2 YTD1 Δ2 YTD Δ2 Net sales $33,049 2.3% $33,037 2.2% $120,130 (0.6)% $124,267 2.8% Gross profit rate Decrease (72) bps NP NP Decrease (136) bps NP NP Operating expense rate3 Decrease (31) bps NP NP Decrease (13) bps NP NP Operating income $1,105 (5.6)% $1,080 (7.7)% $3,370 (31.0)% $3,490 (28.5)% Adjusted operating income1 $1,201 2.6% $1,175 0.4% $3,759 (23.0)% $3,883 (20.5)% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 Excluding the 33 bps of deleverage due primarily to the impact of non-cash impairment charges and the 11 bps of deleverage due to currency fluctuations, the International segment would have leveraged expenses by 35 bps. NP = Not Provided 11

Walmart International - quarterly financial highlights Sales • Positive comp sales in six of 10 markets, including the major markets of Mexico, China, and Canada. • Concerns over Brexit in the U.K. and unrest in Chile negatively affected performance. • eCommerce contributed 12% of total segment sales, led by Flipkart and online grocery sales in several markets. Gross profit • Gross profit rate declined 72 basis points on a reported basis, primarily due to the change in mix towards lower margin categories and formats in certain markets. Expenses • Operating expenses leveraged 31 basis points on a reported basis. Cost discipline across multiple markets more than offset the effects from the disruption in Chile as well as non-cash impairment charges in certain markets. Operating income • Operating income declined 5.6% on a reported basis and declined 7.7% in constant currency. The effects of the disruption in Chile and non-cash impairment charges were the primary reasons for the decline. ◦ Excluding these items, operating income would have been positive. Inventory • During the quarter, inventory growth outpaced the sales growth on a reported basis. 12

Walmart International - key market quarterly results Comp3 1,2 3 Gross Operating Country Net sales 3 3 Sales Transactions Ticket profit rate income Walmex4 3.4% 0.3% 3.1% 5.0% Decrease Increase China 3.5% 0.3% 3.2% 5.4% Decrease Decrease Canada 0.6% 2.7% (2.1)% (0.5)% Increase Increase United Kingdom5 (1.3)% (1.5)% 0.2% (1.3)% Decrease Decrease 1 Results are presented on a constant currency basis here and for all key market highlights. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Walmex includes the consolidated results of Mexico and Central America. 5 Comp sales for the United Kingdom are presented excluding fuel.  13

Walmart International - key market highlights Walmex • Net sales increased 5.0% and comp sales increased 3.4%, led by strength in Mexico. ◦ In Mexico, comp sales increased 3.9% or 8.5% on a two-year stacked basis. ◦ Opened 81 new stores across Mexico and Central America. • Comp sales growth continued to outpace ANTAD1 self-service and clubs. ◦ eCommerce sales in Mexico increased by 47%. • Gross profit rate declined primarily as a result of investments in price and higher markdowns in certain categories. • Operating expenses leveraged primarily as a result of cost discipline and productivity gains. China • Net sales increased 5.4% and comp sales increased 3.5%. ◦ Sam's Club delivered double-digit comp sales growth. ◦ eCommerce sales grew by more than 100%. • Gross profit rate declined primarily as a result of the mix effects of continued growth at eCommerce and Sam's Club. • Operating expense leverage is due to store costs savings initiatives. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores 14

Walmart International - key market highlights Canada • Net sales decreased 0.5% and comp sales increased 0.6%. ◦ Comp sales growth benefited from strength in grocery and fresh, offset by softer sales in general merchandise and apparel. ◦ The company finalized the sale of Walmart Canada Bank on April 1, 2019, which resulted in a headwind to sales for the quarter of 95 basis points. Excluding the effects of the sale of the bank, net sales would have increased. • Gross profit rate increased primarily as a result of higher margins in weekly shop categories, partially offset by the divestiture of Walmart Canada Bank. • Operating expenses leveraged for the quarter primarily as a result of the divestiture of Walmart Canada Bank. U.K. • Net sales decreased 1.3% and comp sales declined 1.3%. ◦ Consumer spending remained subdued in a challenging environment. ◦ Sales for online grocery continued to outpace the market, according to Kantar. • Gross profit rate declined primarily as a result of strategic price investments, discounting in Apparel and a shift in mix towards lower margin categories. • Operating expenses deleveraged primarily as a result of a non-cash impairment charge. Excluding this item, operating expense leverage would have been relatively flat. 15

# Sam's Club

| (Amounts in millions) | With fuel | | Without fuel[1] | | With fuel | | Without fuel[1] | |
|---|---|---|---|---|---|---|---|---|
| | Q4 | Δ[2] | Q4 | Δ[2] | YTD | Δ[2] | YTD | Δ[2] |
| Net sales | $15,288 | 2.6% | $13,813 | 1.1% | $58,792 | 1.6% | $52,792 | 0.9% |
| Comparable sales[3] | 2.2% | NP | 0.8% | NP | 1.5% | NP | 0.7% | NP |
| • Comp transactions | NP | NP | 4.3% | NP | NP | NP | NP | NP |
| • Comp ticket | NP | NP | (3.5)% | NP | NP | NP | NP | NP |
| eCommerce impact | NP | NP | ~200 bps | NP | NP | NP | NP | NP |
| Gross profit rate | Decrease | (65) bps | Decrease | (38) bps | Decrease | (11) bps | Decrease | (3) bps |
| Membership income | NP | NP | NP | 3.0% | NP | NP | NP | 2.5% |
| Operating expense rate | Decrease | (35) bps | Decrease | (21) bps | Decrease | (19) bps | Decrease | (11) bps |
| Operating income | $384 | (7.2)% | $345 | (3.1)% | $1,642 | 8.0% | $1,486 | 7.4% |

Sam's Club
Savings Made Simple

[1] Represents financial information of all non-fuel operations. For the three months and fiscal year ended January 31, 2020, fuel sales were $1.5 billion and $6.0 billion and fuel operating income was $39 million and $156 million, respectively.

[2] Change versus prior year comparable period.

[3] The retail sales calendar for the year ended January 31, 2020 included 53 weeks. As such, fiscal year 2020 comparable store sales are for the 14-week period and 53-week period ended January 31, 2020, and excludes fuel. For comparability, prior year comparable store sales were revised to reflect the 14-week and 53-week periods ended February 1, 2019 instead of the previously reported 13-week and 52 week periods ended January 25, 2019. Tobacco sales negatively affected comparable sales without fuel by 300 basis points and 310 basis points for Q4 and FY20, respectively.

NP - Not provided.

16

Sam's Club - quarterly financial highlights Sales • Comp sales1 increased 0.8% and comp transactions grew 4.3%. Tobacco negatively affected comp sales by approximately 300 basis points. • eCommerce sales increased approximately 33%. Gross profit • Gross profit rate decreased 65 basis points and 38 basis points, with and without fuel, respectively. Lower margins on fuel negatively affected gross profit. Without fuel, gross profit rate declined due to investments in price and higher eCommerce fulfillment costs. These were partially offset by a reduction in sales of tobacco. Operating expenses • Operating expenses as a percentage of net sales decreased 35 and 21 basis points, with and without fuel, respectively. Operating expense leverage is primarily the result of lower labor-related costs partially offset by a reduction in sales of tobacco. Membership income • Membership income increased 3.0%. Trends in membership continue to improve. Compared to last year, the total number of members, overall renewal rates and Plus penetration rate all increased for the quarter. Inventory • Inventory was relatively flat. 1 The retail sales calendar for the quarter ended January 31, 2020 included 14 weeks. As such, comparable store sales are for the 14-week period January 31, 2020, and excludes fuel. For comparability, prior year comparable store sales were revised to reflect the 14-week period ended February 1, 2019 instead of the previously reported 13-week period ended January 25, 2019. 17

Sam's Club - quarterly category highlights Category Comp Comments Fresh / Freezer / Cooler + mid single-digit Prepared foods, fresh seafood and fresh meat performed well. Grocery and beverage + mid single-digit Snacks, soda, juice and chips performed well. Consumables + mid single-digit Broad-based strength, including pet supplies, laundry, baby and paper goods. Home and apparel + low single-digit Apparel, domestics and tires performed well. Technology, office and entertainment + low single-digit Mobile phones performed well. Health and wellness + mid single-digit Pharmacy and OTC performed well. 18

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 6.7 percent and 3.4 percent for the fiscal years ended January 31, 2020 and 2019, respectively. The increase in ROA was primarily due to the increase in consolidated net income primarily due to the change in fair value of the investment in JD.com and lapping the $4.5 billion net loss in fiscal 2019 related to the sale of the majority stake in Walmart Brazil, partially offset by the dilution to operating income related to Flipkart as well as business restructuring charges recorded in fiscal 2020. ROI was 13.4 percent and 14.2 percent for the fiscal years ended January 31, 2020 and 2019, respectively. The decrease in ROI was due to the decrease in operating income primarily as a result of the dilution from Flipkart as well as business restructuring charges recorded in fiscal 2020. The denominator remained relatively flat as the increase in average total assets due to the acquisition of Flipkart was offset by the decrease in average invested capital resulting from the removal of the eight times rent factor upon adoption of ASU 2016-02, Leases ("ASU 2016-02") since operating lease right of use assets are now included in total assets. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period. Upon adoption of ASU 2016-02, rent for the trailing 12 months multiplied by a factor of 8 is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now capitalized. For fiscal 2020, lease related assets and associated accumulated amortization are included in the denominator at their carrying amount as of the current balance sheet date, rather than averaged, because they are no longer directly comparable to the prior year calculation which included rent for the trailing 12 months multiplied by a factor of 8. A two-point average will be used for leased assets beginning in fiscal 2021, after one full year from the date of adoption of the new lease standard. Further, beginning prospectively in fiscal 2020, rent expense in the numerator excludes short-term and variable lease costs as these costs are not included in the operating lease right of use asset balance. 19

Non-GAAP measures - ROI cont. Prior to adoption of ASU 2016-02, we defined ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We considered average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8, which estimated the hypothetical capitalization of our operating leases. Because the new lease standard was adopted prospectively as of February 1, 2019, our calculation of ROI for the comparable fiscal 2019 period was not recast. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 20

Non-GAAP measures - ROI cont. The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows: CALCULATION OF RETURN ON ASSETS CALCULATION OF RETURN ON INVESTMENT Fiscal Years Fiscal Years Ended January Ended January (Dollars in millions) 2020 31,2019 (Dollars in millions) 2020 31,2019 Numerator Numerator Consolidated net income $ 15,201 $ 7,179 Operating income $ 20,568 $ 21,957 Denominator + Interest income 189 217 Average total assets1 $ 227,895 $ 211,909 + Depreciation and amortization 10,987 10,678 Return on assets (ROA) 6.7% 3.4% + Rent 2,670 3,004 ROI operating income $ 34,414 $ 35,856 January 31, Denominator Certain Balance Sheet Data 2020 2019 2018 Average total assets1,2 $ 235,277 $ 211,909 + Average accumulated depreciation Total assets $ 236,495 $ 219,295 $ 204,522 and amortization1,2 90,351 85,107 Leased assets, net 21,841 7,078 NP - Average accounts payable1 47,017 46,576 Total assets without leased assets, net 214,654 212,217 NP - Average accrued liabilities1 22,228 22,141 Accumulated depreciation and amortization 94,514 87,175 83,039 + Rent x 8 N/A 24,032 Accumulated amortization on leased assets 4,694 5,682 NP Average invested capital $ 256,383 $ 252,331 Accumulated depreciation and amortization, without leased assets 89,820 81,493 NP Return on investment (ROI) 13.4% 14.2% Accounts payable 46,973 47,060 46,092 Accrued liabilities 22,296 22,159 22,122 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the corresponding prior period and dividing by 2. Average total assets as used in ROA includes the average impact of the adoption of ASU 2016-02. 2 For the fiscal year ended January 31, 2020, as a result of adopting ASU 2016-02, average total assets is based on the average of total assets without leased assets, net plus leased assets, net as of January 31, 2020. Average accumulated depreciation and amortization is based on the average of accumulated depreciation and amortization, without leased assets plus accumulated amortization on leased assets as of January 31, 2020. 21 NP = not provided 3 Upon adoption of ASU 2016-02, Leases, a factor of eight times rent is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now recorded on the Consolidated Balance Sheet. 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. 2 The average is based on the addition of 'total assets without leased assets, net' at the end of the current period to 'total assets without leased assets, net' at the end of the prior period and dividing by 2, plus 'leased assets, net' at the end of the current period. 3 The average is based on the addition of 'accumulated depreciation and amortization, without leased assets' at the end of the current period to 'accumulated depreciation and amortization, without leased assets' at the end of the prior period and dividing by 2, plus 'accumulated amortization on leased assets' at the end of the current period. NP = not provided

Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $25.3 billion for the fiscal year ended January 31, 2020, which decreased when compared $27.8 billion for the fiscal year ended January 31, 2019 primarily due to the contribution to our Asda pension plan in anticipation of its future settlement, the inclusion of a full year of Flipkart operations, and the timing of vendor payments. We generated free cash flow of $14.6 billion for the fiscal year ended January 31, 2020, which decreased when compared to $17.4 billion for the fiscal year ended January 31, 2019 due to the same reasons as the decline in net cash provided by operating activities, as well as $0.4 billion in increased capital expenditures. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Fiscal Years Ended January 31, (Dollars in millions) 2020 2019 Net cash provided by operating activities $ 25,255 $ 27,753 Payments for property and equipment (capital expenditures) (10,705) (10,344) Free cash flow $ 14,550 $ 17,409 Net cash used in investing activities1 $ (9,128) $ (24,036) Net cash used in financing activities (14,299) (2,537) 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

# Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates.

Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2020.

| | Three Months Ended January 31, | | | | Fiscal Year Ended January 31, | | | |
|---|---|---|---|---|---|---|---|---|
| | 2020 | Percent Change[1] | 2020 | Percent Change[1] | 2020 | Percent Change[1] | 2020 | Percent Change[1] |
| *(Dollars in millions)* | Walmart International | | Consolidated | | Walmart International | | Consolidated | |
| **Total revenues:** | | | | | | | | |
| As reported | $ 33,426 | 2.4% | $ 141,671 | 2.1% | $ 121,432 | -0.6% | $ 523,964 | 1.9% |
| Currency exchange rate fluctuations | -13 | N/A | -13 | N/A | 4,169 | N/A | 4,169 | N/A |
| Constant currency total revenues | $ 33,413 | 2.3% | $ 141,658 | 2.1% | $ 125,601 | 2.8% | $ 528,133 | 2.7% |
| **Net sales:** | | | | | | | | |
| As reported | $ 33,049 | 2.3% | $ 140,608 | 2.1% | $ 120,130 | -0.6% | $ 519,926 | 1.9% |
| Currency exchange rate fluctuations | -12 | N/A | -12 | N/A | 4,137 | N/A | 4,137 | N/A |
| Constant currency net sales | $ 33,037 | 2.2% | $ 140,596 | 2.1% | $ 124,267 | 2.8% | $ 524,063 | 2.7% |
| **Operating income:** | | | | | | | | |
| As reported | $ 1,105 | -5.6% | $ 5,322 | -12.3% | $ 3,370 | -31.0% | $ 20,568 | -6.3% |
| Currency exchange rate fluctuations | -25 | N/A | -25 | N/A | 120 | N/A | 120 | N/A |
| Constant currency operating income | $ 1,080 | -7.7% | $ 5,297 | -12.7% | $ 3,490 | -28.5% | $ 20,688 | -5.8% |

[1] Change versus prior year comparable period.

Walmart

23

# Non-GAAP measures - adjusted operating income

Adjusted operating income is considered a non-GAAP financial measure under the SEC's rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.

When we refer to adjusted operating income in constant currency this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2020.

| | Three months ended January 31, | | | | | | | | | Fiscal year ended January 31, | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | 2020 | Percent Change[1] | | 2020 | Percent Change[1] | | 2020 | Percent Change[1] | | 2020 | Percent Change[1] | | 2020 | Percent Change[1] | | 2020 | Percent Change[1] |
| *(Dollars in millions)* | | Walmart US | | | Walmart International | | | Consolidated | | | Walmart US | | | Walmart International | | | Consolidated | |
| **Operating income:** | | | | | | | | | | | | | | | | | | |
| Operating income, as reported | $ | 4,403 | (12.7)% | $ | 1,105 | (5.6)% | $ | 5,322 | (12.3)% | $ | 17,380 | 0.0% | $ | 3,370 | (31.0)% | $ | 20,568 | (6.3)% |
| Business restructuring charges[2] | | 450 | N/A | | 96 | N/A | | 546 | N/A | | 450 | N/A | | 389 | N/A | | 839 | N/A |
| Adjusted operating income | | 4,853 | (3.8)% | | 1,201 | 2.6 % | | 5,868 | (3.3)% | | 17,830 | 2.6% | | 3,759 | (23.0)% | | 21,407 | (2.5)% |
| Currency exchange rate fluctuations | | N/A | N/A | | (26) | N/A | | (26) | N/A | | N/A | N/A | | 124 | N/A | | 124 | N/A |
| Adjusted operating income, constant currency | $ | 4,853 | (3.8)% | $ | 1,175 | 0.4 % | $ | 5,842 | (3.7)% | $ | 17,830 | 2.6% | $ | 3,883 | (20.5)% | $ | 21,531 | (1.9)% |

[1] Change versus prior year comparable period.

[2] Business restructuring charges primarily consists of (1) $399 million of non-cash impairment charges for certain trade names, acquired developed technology and property and equipment due to strategic business decisions that resulted in the write down of certain eCommerce assets in Walmart U.S. and $51 million in related severance costs; and (2) $96 million of non-cash impairment charges related to strategic business decisions that resulted in the write down of certain assets in Walmart International. Additionally, for the fiscal year ended January 31, 2020, business restructuring charges includes $293 million in non-cash impairment charges in Q3 for the Jabong.com trade name.

Walmart

24

Non-GAAP measures - adjusted EPS Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year. We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2020 by adjusting EPS for the following: (1) unrealized gains and losses on the company’s equity investment in JD.com; (2) a tax benefit on the revaluation of deferred tax liabilities as a result of an income tax rate reduction in India; (3) certain income tax matters; (4) certain business restructuring charges which primarily includes non-cash impairment charges on certain trade names and other long-lived assets.  We adjust for the unrealized gains and losses on the company's equity investment in JD.com because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. 25

# Non-GAAP measures - adjusted EPS

| Diluted earnings per share: | Three Months Ended January 31, 2020 | | | | Percent Change[1] | Fiscal Year Ended January 31, 2020[2] | | | | Percent Change[1] |
|---|---|---|---|---|---|---|---|---|---|---|
| Reported EPS | | | | $ 1.45 | 14.2% | | | | $ 5.19 | 129.6% |
| Adjustments: | Pre-Tax Impact | Tax Impact[5,7] | NCI Impact[6] | Net Impact | | Pre-Tax Impact | Tax Impact[5,7] | NCI Impact[6] | Net Impact | |
| Unrealized (gains) and losses on JD.com investment | $ (0.33) | $ 0.07 | $ — | $ (0.26) | | $ (0.65) | $ 0.14 | $ — | $ (0.51) | |
| Business restructuring charges[4] | 0.20 | (0.05) | — | 0.15 | | 0.30 | (0.08) | (0.01) | $ 0.21 | |
| Tax benefit from income tax rate reduction in India | — | (0.14) | 0.03 | (0.11) | | — | (0.14) | 0.03 | (0.11) | |
| Certain income tax matters[3] | 0.01 | 0.14 | — | 0.15 | | 0.01 | 0.14 | — | $ 0.15 | |
| **Net adjustments** | | | | $ (0.07) | | | | | $ (0.26) | |
| Adjusted EPS[2] | | | | $ 1.38 | (2.1)% | | | | $ 4.93 | 0.4% |

[1] Change versus prior year comparable period.
[2] Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.
[3] Represents a charge related to certain income tax matters and accrued interest unrelated to current period operations.
[4] Business restructuring charges primarily consists of non-cash impairment charges for certain trade names, acquired developed technology, and property and equipment due to decisions that resulted in the write-off of certain assets in Walmart U.S. and Walmart International. Additionally, for the fiscal year ended January 31, 2020, business restructuring charges includes non-cash impairment charges on the Jabong.com trade name in Q3.
[5] Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
[6] Calculated based on the ownership percentages of our noncontrolling interests.
[7] The reported effective tax rate was 24.3% and 24.4% for the three months and fiscal year ended January 31, 2020, respectively. When adjusted for the above items, the effective tax rate was 24.7% for both the three months and fiscal year ended ended January 31, 2020.

Walmart

26

# Non-GAAP measures - adjusted EPS

As previously disclosed in our fiscal year ended January 31, 2019 press release, we have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2019 by adjusting EPS for the following: (1) for the fiscal year ended January 31, 2019 only, the loss on sale of the majority stake in Walmart Brazil, (2) an adjustment to the provisional amount recorded in the third quarter of fiscal 2019 related to Tax Reform and (3) unrealized gains and losses on our JD.com investment. The provisional measurement period related to Tax Reform ended in the fourth quarter of fiscal 2019.

| | Three Months Ended January 31, 2019 | | | Fiscal Year Ended January 31, 2019[2] | | |
|---|---|---|---|---|---|---|
| **Diluted earnings per share:** | | | | | | |
| Reported EPS | | | $ 1.27 | | | $ 2.26 |
| **Adjustments:** | **Pre-Tax Impact** | **Tax Impact[1]** | **Net Impact** | **Pre-Tax Impact** | **Tax Impact[1]** | **Net Impact** |
| Unrealized (gains) and losses on JD.com investment | $ (0.06) | $ 0.03 | $ (0.03) | $ 1.20 | $ (0.25) | $ 0.95 |
| Loss on sale of majority stake in Walmart Brazil | — | — | — | 1.64 | (0.10) | 1.54 |
| Adjustment to provisional amount for Tax Reform | — | 0.17 | 0.17 | — | 0.16 | 0.16 |
| **Net adjustments** | | | $ 0.14 | | | $ 2.65 |
| | | | | | | |
| Adjusted EPS[2] | | | $ 1.41 | | | $ 4.91 |

[1] Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdiction.
[2] Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, individual adjustments may not sum to net adjustments due to rounding.

Walmart

27

Additional resources at stock.walmart.com • Unit counts & square footage • Comparable store sales, including and excluding fuel • Revised fiscal 2019 quarterly comp transactions • Terminology 28